EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Generations Bancorp NY, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	206,860(3)	$11.60	$2,399,576	0.0000927	$223
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	224,815(4)	$11.60	$2,607,854	0.0000927	$242
Other	Participation Interests	Other	(5)	(5)	(5)	(5)	(5)
Total Offering Amounts					$5,007,430		$465
Total Fee Offsets							$0.00
Net Fee Due							$465
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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Generations Bancorp NY, Inc. 2022 Equity Incentive Plan (the “2022 Equity Plan”) and Generations Bank 401(k) Plan (the “401(k) Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Generations Bancorp NY, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
The proposed maximum offering price per share of $11.60 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low prices per share of the Company’s common stock as reported on the NASDAQ Capital Market on June 14, 2022.

(3)	Represents 206,860 shares common stock, par value $0.01 per share, of the Company issuable pursuant to the 2022 Equity Plan.
(4)	This registration statement relates to 224,815 shares of common stock of the Company that may be purchased with employee contributions to the 401(k) Plan.
(5)
Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is required for such interests.